UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, B.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported:
May 10, 2007
Eagle Materials Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas	75219
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number including area code: (214) 432-2000
Not Applicable
(Former name or former address if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Item 8.01. Other Events.
     As previously disclosed, the Internal Revenue Service (the “IRS”) has been examining the federal income tax returns of Eagle Materials Inc. (the “Company”) for the fiscal years ended March 31, 2001, 2002, and 2003. On May 10, 2007, the IRS issued to the Company a Notice of Proposed Adjustment that proposes to reduce the tax basis of, and disallow a portion of the depreciation deductions claimed by the Company with respect to, assets acquired by the Company from Republic Group LLC in a transaction completed in November 2000 (the “Republic Assets”). The Company believes it has a substantial basis for its tax positions and intends to vigorously contest the proposed adjustment.
     If sustained, the adjustment proposed by the IRS would result in additional federal income taxes owed by the Company of approximately $30.5 million, plus applicable interest. In addition, the IRS has informally indicated that it intends to impose statutory civil penalties. Moreover, for taxable years subsequent to fiscal 2003, the Company also claimed depreciation deductions with respect to the tax basis of the Republic Assets, as originally recorded. If challenged on the same basis as set forth in the Notice of Proposed Adjustment, additional federal income taxes of approximately $37 million, plus applicable interest and possible civil penalties, could be asserted by the IRS for those periods. Also, additional state income taxes, interest, and civil penalties of approximately $4 million would be owed by the Company for the fiscal years under exam and subsequent taxable years if the IRS’ position is sustained.
     The Notice of Proposed Adjustment is preliminary, as the IRS has not issued its final examination report. The Company is continuing its discussions with the IRS examining officers in an effort to reach a favorable resolution. If the Company is unable to reach a favorable resolution, the Company intends to pursue an administrative appeal and, if necessary, resort to the courts for a final determination. Given the preliminary nature of the proposed adjustment, the Company is unable to predict with certainty the ultimate outcome or whether it will be required to make material payments of tax, interest, and penalties to the IRS and state taxing authorities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 3934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.
By:	/s/ Arthur R. Zunker, Jr.
	Name:	Arthur R. Zunker, Jr.
	Title:	Senior Vice President-Finance and Treasurer

Date: May 16, 2007